August 25, 2004

State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110
Attention: Jan M. Harvey, Assistant Vice President,
Mailstop: JEB-2

Re: Thrivent Financial Securities Lending Trust (the "Fund")

Ladies and Gentlemen:

Please be advised that the undersigned Fund has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 18.5 of the Master Custodian Agreement (the "Agreement") dated as of November 26, 2002 by and among each management investment company party thereto and State Street Bank and Trust Company ("State Street"), the undersigned Fund hereby requests that State Street act as Custodian for the Fund pursuant to the terms of the Agreement. In connection with such request, the undersigned Fund hereby agrees to be bound by the terms of the Agreement and hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Thrivent Financial Securities Lending Trust

By:
    ---------------------------------
    Charles D. Gariboldi
    Treasurer, duly authorized

Agreed to this ____________ day of ___________________, 2004.

STATE STREET BANK AND TRUST COMPANY

By:
    ---------------------------------
    Name:
    Title: